UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LINCOLN FLOORPLANNING CO., INC.
(Exact name of registrant as specified in its charter

Nevada              6199           22-3969766
(State or Jurisdiction of          (Primary Standard Industrial
(I.R.S. Employer
Incorporation or Organization   Classification Code Number
Identification Number

1326 South Ridgewood Avenue, Suite 8B
Daytona Beach, FL 32114
(386 258-1678
(Address including Zip Code, and Telephone Number,
Including Area Code, of Registrant(s Principal Executive Offices

Timothy L. Kuker
President and Chief Executive Officer
Lincoln Floorplanning Co., Inc.
1326 South Ridgewood Avenue, Suite 8B
Daytona Beach, FL 32114
 (386 258-1678

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service

Copies to:

Richard R. Cook, Esq.
Secretary
Lincoln Floorplanning Co., Inc.
P.O. Box 1929
DeLand, FL 32721,
(386 258-1678


Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.



If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b under the Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(d under the Securities Act, check the box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

                                Proposed    Proposed
                                 Maximum     Maximum
                                  Amount    Offering Aggregate
Amount of
"Title of Each Class of            Being   Price Per  Offering
Registration
Security Being Registered"    Registered    Security     Price
     Fee

Shares of common stock,
par value $.001 per share(2  1,065,000    $  0.50(1 $  532,500  $
 20.93
Shares of common stock,
par value $.001 per share(3  4,000,000    $  0.50(1 $2,000,000  $
 78.60
Total                         5,065,000               $2,532,500
$   99.53


 (1 Calculated pursuant to Rule 457 under the Securities Act of 1933 arbitrarily set because of no trading history because this registration statement is being filed concurrently with Form 10 statement under the Securities Act of 1934 to allow initial reporting and trading to start.
(2 Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(3 Represents shares of the Registrant's common stock being registered for sale that will be issued from authorized yet unissued shares of the Registrant's common stock.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS November 20, 2008 SUBJECT TO COMPLETION,
JUNE  30, 2009

5,065,000 Shares of Common Stock

LINCOLN FLOORPLANNING CO., INC.
TABLE OF CONTENTS                                           Page
THE OFFERING   5
WHERE YOU CAN FIND ADDITIONAL INFORMATION    6
RISK FACTORS   7
USE OF PROCEEDS     13
DIVIDEND POLICY     13
DETERMINATION OF OFFERING PRICE    13
DILUTION  14
SELLING STOCKHOLDERS     15
PLAN OF DISTRIBUTION     15
DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED     18
EXPERTS   18
MANAGEMENT(S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS 19
BACKGROUND     19
PROPOSED BUSINESS   19
MANAGEMENT     22
EXECUTIVE COMPENSATION   23
PRINCIPAL SHAREHOLDERS:  24
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS   24
LEGAL PROCEEDINGS   25
RECENT SALES OF UNREGISTERED SECURITIES 25
  USE OF PROCEEDS                                              26
INDEMNIFICATION OF DIRECTORS AND OFFICERS    26
ARTICLE V OF THE ARTICLES OF INCORPORATION, STATES     27
THE PERTINENT PART OF NEVADA REVISED STATUTES STATES   27
SECURITIES AND EXCHANGE COMMISSION INDEMNIFICATION DISCLOSURE
     29
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION  30
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM     31
UNAUDITED BALANCE SHEETS 32
UNAUDITED STATEMENTS OF OPERATIONS 33
UNAUDITED STATEMENT OF STOCKHOLDER(S EQUITY  34
UNAUDITED STATEMENTS OF CASH FLOW  35
NOTES TO UNAUDITED FINANCIAL STATEMENTS 36
EXHIBITS
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF LINCOLN FLOORPLANNING CO., INC. 45
BYLAWS OF LINCOLN FLOORPLANNING CO., INC.    46
OPINION LETTER OF ATTORNEY    53
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM    55
SIGNATURES     56












[Intentionally Left Blank]

THE OFFERING

You should read the entire prospectus, including Risk Factors, our consolidated financial statements and the related notes thereto and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the Company, we, our and us refer to LINCOLN FLOORPLANNING CO., INC., a Nevada corporation.

This prospectus relates to 4,000,000 shares of common stock of LINCOLN FLOORPLANNING CO., INC. the Company, a Nevada corporation, that may be sold from time to time by the Registrant. The offering also includes 1,065,000 shares of our common stock held by current shareholders selling stockholders that is being registered. The Company will not receive any of the proceeds from the sale of stock by the Selling Stockholders.

The Selling Stockholders may sell their shares of common stock from time to time at prevailing market prices.

The prices at which the Selling Stockholders may sell their shares registered hereby will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under Selling Stockholders and Plan of Distribution in this prospectus.
The Company will receive the proceeds of the sale of the 4,000,000 shares of common stock included in this offering.

No Minimum Amount of Offering. Because the Companys Offering has no minimum amount, it can close with only a small amount of proceeds raised. Thus, a purchaser will not know at the time of purchase whether the Company will be successful in undertaking the sale of all of the Shares offered hereby. As a result, the proceeds of the Offering may be insufficient to accomplish any of its objectives and the Company may have to borrow or otherwise raise additional funds to accomplish such objectives.

None of our stock is now being publicly traded. When and if a public market develops. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The Selling Stockholders, and any brokerdealer executing sell orders on behalf of the Selling Stockholders or the Company, may be deemed to be underwriters within the meaning of the Securities Act of 1933. Commissions received by any brokerdealer may be deemed to be underwriting commissions under the Securities Act of 1933. See Plan of Distribution.

General Cautionary Statement. Forward looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward looking statements and, accordingly, involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. The Companys expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, managements examination of historical operation trends, data contained in the Companys records and other data available from third parties, but there can be no assurance that managements expectations, beliefs or projections will result or be achieved or accomplished.

These securities involve a high degree of risk. Please carefully review the section titled Risk Factors beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2008.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than November 20, 2008.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules attached thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

At the same time the Company filed this Form S-1 it has also filed a Form 10 Registration Statement pursuant to the Securities Exchange Act of 1934. The information contained in the Form 10 is available at the sec.gov site under company filings in the EDGAR system.

RISK FACTORS

THE SHARES ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THE PROSPECTIVE CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS AND RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THE PROSPECTIVE. INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS IN THE SHARES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTIVE STATEMENT.

Specific Risks Affecting Us:

Our failure to obtain and/or maintain required local/state licenses could reduce our revenue.

A portion of our business depends upon obtaining and maintaining required licenses. All such licenses are subject to audit by the relevant government agency. Any failure to obtain or maintain required licenses could result in the termination of certain of proposed operations.

We are subject to some government regulation that could cause delays in the delivery of our services and may subject the Company to audits or other similar review processes.

We are in a competitive industry with well financed competitors.

In evaluating the resale of the shares of our common stock, you should carefully read this prospectus and especially consider the factors discussed in the section titled Risk Factors.

More General Types of Risks Affecting Us:

Development Stage Company. The Company is in a development stage. The Company may be reliant upon additional funding to expand its business as set forth in its continuing strategic plan for growth. There can be no assurance that the company will be able to effect this planned expansion in a successful and profitable manner.

Uncertainty of Significant Assumptions. The Companys plans for financing and implementing its planned business operations and the projection of the Companys potential for profitability from its intended operations are based on the experience, judgment and certain assumptions of management, upon certain available information concerning the market for used car floor plan financing. There can be no assurance that funds anticipated through this Offering will be realized. The Companys plans are based on the following assumptions: That all Shares in the offering will be sold; and that the Company will be successful in adhering to its planned formula for growth that sales will reach a minimum level to allow probability.

Competition. Major competitors known throughout the industry consist of major banking facilities such as Bank of America, GMAC, and Chase Bank. Some of the smaller floor plan finance companies like Auto Use, DSC, or Flex Funding will also be competitors. The customer base that the Company intends to market to will limit the impact of the previously listed competitors.

Uncertainty of Growth Activities. There can be no assurance that unexpected or unforeseen events outside of the Companys control will not have a materially adverse impact on the Companys operations and plans for success.

Uncertainty of Adequacy of Financial Resources. If the Company is unable to generate adequate operating income in a timely fashion, it may be necessary to obtain additional financing to develop planned operations. There can be no assurance that the Company will be able to generate sufficient operating income or that it will be able to raise additional funds if needed.

Dependence on Key Personnel. The Companys success will depend largely on the efforts and abilities of the Companys senior management. In particular, the Company is dependent upon Timothy L. Kuker, Richard R. Cook, Steven G. Salmond, and Ronald
S. Worl. The loss of services of senior management could have a substantial adverse effect on the Company. The expansion of the Companys business will be largely contingent on its ability to attract and retain highly qualified corporate and operations level management team. There is no assurance that the Company can find suitable management personnel or will have financial resources to attract or retain such people if found.

Potential Liability and Insurance. As with all businesses operating in todays somewhat litigious atmosphere, the Companys intended operations could expose it to a risk of liability for legal damages arising out of its operations. Although the Company intends to carry acceptable levels of liability insurance for its industry, there can be no assurance that the coverage maintained will be sufficient in the event of extraordinary legal damages.

No Historical Basis for Managements Opinion. Although all of the Companys Officers, Directors, and its management team have experience in and have been involved in the daily operations of the Company, as well as in other related and non related businesses, there is no basis, other than the judgment of the Companys management, on which to estimate, i the level of market acceptance or the amount of revenues which the Companys planned operations may generate, or ii other aspects of the Companys proposed operations.

The Company Has No Trading History of Common Stock. The Companys Common Shares have not been traded publicly prior to this filing. This filing will not in and of itself provide the basis for a public market. If and when the Companys stock is traded in the public market the following factors may affect its value: Recent history has shown that the market price of the Common Stock fluctuates substantially due to a variety of factors, including market perception of the Companys ability to achieve its planned growth, quarterly operating results of the Company or other similar companies, the trading volume in the Companys Common Stock, changes in general conditions in the economy or other developments affecting the Company or its competitors. In addition, the stock market is subject to extreme price and volume fluctuations. The volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies.

This offering will not in and of itself provide the basis for a public market.

Indemnification of Directors and Officers. The Company intends to provide for the indemnification of Officers and Directors relating to their activities on behalf of the Company to the fullest extent permitted under Nevada law. These provisions may have the effect of providing indemnity in connection with suits brought by Shareholders against an Officer or Director who has been alleged to be negligent, if that Officer or Director acted in good faith in the Companys interest.

Additional Financing. Even if the maximum number of Shares are sold of which there is no guarantee, unforeseeable circumstances may occur which could compel the Company to obtain the advice of outside counsel requesting a legal opinion regarding alternative methods for raising additional funds. There can be no assurance that funds will be available or, if available, that funds could be obtained on favorable terms. See Use of Proceeds.

No Dividends. No dividends have been paid on the Shares and the Company does not anticipate the payment of cash dividends in the foreseeable future. If the operations of the Company become profitable, it is anticipated that, for the foreseeable future, any income received there from would be devoted to the Companys future operations and that cash dividends would not be paid to the Companys Shareholders. See Business Dividend Policy.

No Minimum Amount of Offering. Because the Companys Offering has no minimum amount, it can close with only a small amount of proceeds raised. Thus, a purchaser will not know at the time of purchase whether the Company will be successful in undertaking the sale of all of the Shares offered hereby. As a result, the proceeds of the Offering may be insufficient to accomplish any of its objectives and the Company may have to borrow or otherwise raise additional funds to accomplish such objectives.

No Underwriter/Best Efforts Offering. There is no underwriter or any commitment by any other person to purchase all or part of the Shares and, consequently, the Company can give no assurance that the Shares will be sold.

Dilution and Possible Future Dilution. This offering involves immediate substantial dilution. The price of the Shares offered hereby is more than the book value of the Company and accordingly, investors in the Shares will sustain an immediate dilution of their investment. In the future, the Companys Board of Directors may issue additional Common Stock without obtaining shareholder approval. In as much as the Company may issue additional Shares of Common Stock in order to provide for the further capitalization of the Company or for other corporate purposes, there may be further dilution of the Shareholders interests.

Arbitrary Offering Price. The Offering Price has been determined by the Company after an analysis of the marketplace and bears no relationship to book value, earnings or other investment criteria. In determining the Offering Price, the Company considered primarily prevailing market conditions and estimates of its business potential.


Penny Stock Regulation. The stock in this Offering may be subject to Penny Stock regulations. Brokerdealer practices in connection with transactions in Penny Stock are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or systems or to other than establish customers or accredited investors. [In general, accredited investors are defined as institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 with their spouses.]

The penny stock rules require a brokerdealer, prior to transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document that provided information about penny stocks and the risks in penny stock market. The brokerdealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the brokerdealer and its sales person in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customers account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock; the brokerdealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchasers written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Companys securities become subject to the penny stock rules, investors in the Offering may find it more difficult to sell their securities.

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about the risks described below, together with the other information contained in this prospectus before you decide whether to buy our common stock.

We intend to have our stock quoted on the OvertheCounter Bulletin Board, a FINRA sponsored and operated interdealer automated quotation system. Quotation of our securities on the OvertheCounter Bulletin Board will limit the liquidity and price of our securities more than if the securities were quoted or listed on an exchange.


USE OF PROCEEDS FROM SELLING STOCKHOLDERS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. The proceeds from the sale of each Selling Stockholders shares of common stock will belong to that Selling Stockholder.

USE OF PROCEEDS FROM COMPANY OFFERING

LINCOLN FLOORPLANNING COMPANY INC.
USE OF PROCEEDS FROM STOCK OFFERING

TOTAL CAPITAL RAISED                                2,000,000.00
        LESS COST OF CAPITAL                          200,000.00
NET CAPITAL FOR USE                                 1,800,000.00

PROJECTED USE OF CAPITAL
FLOORPLAN ADVANCE TO DEALERS                        1,000,000.00
SALARIES  OFFICER'S SALARIES  120,000.00
  ADMINISTRATIVE SALARIES      70,000.00
  SALES SALARIES AND EXPENSE  100,000.00
TOTAL SALARIES                             290,000.00
GENERAL AND ADMINISTRATIVE
  LEGAL AND ACCOUNTING         20,000.00
  INSURANCE                    12,000.00
  RENT                         12,000.00
  UTILITIES                    10,000.00
  MISC                          6,000.00
TOTAL GENERAL AND ADMINISTRATIVE            60,000.00
TOTAL EXPENSES                                       350,000.00
BALANCE REMAINING TO RESERVE ACCOUNT                 450,000.00


DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Payments of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily set by the Board of Directors and approved by the Stockholders on September 12, 2008. No market price could be determined because the Companys shares have not been traded resulting in no history for valuation.


DILUTION

                       Before Sale            Shares     After
Sale
Description                 Shares     %  to be Sold     Shares
   %
Current Shareholders:
Shares before Sale     6,668,750   100.00%
Sold to New Shareholders                   1,065,000    5,603,750
   52.52%
New Shareholders:
Purchased from Current Shareholders        1,065,000
Purchased Authorized Unissued Shares       4,000,000    5,065,000
   47.48%

Totals                 6,668,750   100.00% 4,000,000   10,668,750
  100.00%


[Intentionally Left Blank]


SELLING STOCKHOLDERS

The following list of shareholders and their shares of common stock to be sold are as follows:

Shareholder Name         Shares to be Sold

Kuker, Kathleen A.       320,000
Cook, Richard            272,000
Worl, Ronald             240,000
Salmond, Steve            64,000
Kuker, Jonathan           24,000
Smith, Donald              8,000
Kuker, Eric                8,000
Taylor, Jennifer           8,000
Hollifield, Larry          1,000
Spake, Howard              1,000
Flett, Howard              2,000
Schonsheck, Darold         4,000
Grant, Al                  4,000
Shriver, Norma             1,000
Revis, Robert              1,000
Scott, Rayven F.           2,000
Sanders, Timothy           1,000
Cabral, Tara               1,000
Switzer, Jay               1,000
Belton, Derrick            2,000
Mitchell, Jerome          66,000
Fittro, Kevin              2,000
Beshel, Timothy J.         2,000
Belton, Shane              2,000
Lambie, Kathryn            1,000
Vrba, Laurie A.            1,000
Bobbitt, Josey Elizabeth   1,000
Utter, Forest J.           8,000
LeBarre, Craig             2,000
Dooley, Tim                2,000
Bowkus, Raymond            6,000
Bowkus, Margarita          1,000
Worl, Andrew Scott         1,000
Worl, Michael Jacob        1,000
White, Paige Lynette       1,000
Smith, Justin Robert       1,000
Russell, III, William P.   2,000

Total                  1,065,000


PLAN OF DISTRIBUTION

The Company and the Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Company and the Selling Stockholders may use any one or more of the following methods when selling shares:

 - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
 - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
 - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
 - an exchange distribution in accordance with the rules of the applicable exchange;
 - privately negotiated transactions; to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
 - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
 - a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule424b3or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to Argyle that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholders business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company, Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rulesand regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Stockholder.

Number of Holders of Common Stock

As of September 30, 2008, there were of record 24 holders of common stock. As of October 31, 2008, there were of record 35 holders of common stock. As of November 29, 2008, there were of record 36 holders of common stock.

DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The Company has one class of stock authorized: i.e. Common stock, with a par value of $0.001. The Company has 100 million shares authorized. This registration statement covers 1,065,000 shares currently issued and outstanding and 4,000,000 shares of authorized but unissued shares for a total of 5,065,000 shares being registered.

EXPERTS

The financial statements of Lincoln Floorplanning Co., Inc for the period from inception, September 25, 2007, through December 31, 2007, included elsewhere in this Registration Statement have been audited by Berman Hopkins Wright & LaHam, CPAs and Associates, LLP, independent registered public accounting firm, as stated in its report appearing herein, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

With respect to the unaudited financial statements of Lincoln Floorplanning Co., Inc. as of September 30, 2008, included elsewhere in this Registration Statement, such statements have not been audited by Berman Hopkins Wright & LaHam, CPAs and Associates, LLP and that firm does not express an opinion on them.

Richard R. Cook, Esq., has issued an opinion letter on this prospectus and registration statement upon which the Company has relied. We have included Mr. Cooks opinion letter in the prospectus and elsewhere in the registration statement in reliance on this opinion letter, given on his authority as an expert in legal matters.









Information About LINCOLN FLOORPLANNING CO., INC.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
PLAN OF OPERATIONS BACKGROUND

Lincoln Floorplanning Co., Inc., a Nevada Corporation formed on
September 25, 2007 plans to provide Floor Plan Financing to used car dealerships in North Carolina initially at interest rates and fees competitive with the market place for this type of financing. The Company has never been in bankruptcy or receivership. The Company is a new venture.

The Company's executive office is located at 1326 South Ridgewood
Avenue, Suite 8B, Daytona Beach, FL 32114. The telephone number is 386 258-1678, and the fax number is 386 258-1677.

The Company is not operating its business until such time as capital is raised for operations. The mailing address is P.O.
Box 1929, DeLand, FL 32721.

PROPOSED BUSINESS

Since the Company has no history of operation and therefore no income from operations this discussion involves only the plan of operation.


The Company will only provide floorplan financing to T & J Auto Sales, Franklin, NC, for a period to be determined. During this period, the Company will develop and perfect the necessary software and procedures to be used on a daily, weekly, and monthly basis for its floor plan services. The Company has provided this financing to T&J on a trial basis. When the Company has determined that its procedures are working to managements satisfaction, the Company will begin to offer its floorplan services to other automobile dealerships.

The Company strategy is to market to smaller dealers, auto auctions, and independent used auto dealerships where larger banking and financial institutions are not interested. Approximately 4,000 potential customers meeting this description exist in the states of North Carolina, South Carolina, Georgia, and Florida. The Company will fund floorplanning of used car inventory. It intends to also provide financing to the purchasers of used cars from dealers who are using the Company as the dealers floorplan financer using the Companys equity funding and funding from financial institutions with which it has established a relationship. Management believes that by using strict underwriting and approval procedures imbedded in its software procedures, the Companys floorplanning program should quickly recapture each cash outlay thus, building capital over the short term.

The Company intends to use the following floorplan model:

Figures are based on 25 dealerships that will floorplan 10 cars per month with an average 2% simple interest and an average, $238, per vehicle, processing fee. Figures are also base on average cost of floorplanned vehicle costing from $4,000 to $7,500. The Company will fund an average of $100,000 blocks per dealership expecting an average use of 70% of the credit limit. An example could be conservatively based on a dealership having floorplanned 10 cars that sell on average within 60 days of funding.

For one car funded at $7,000 the dealership would pay $4.38 per
day funded.   There is also a $238 processing fee and a $10 per
audit done every 30 days fee.

As an example on one dealerships single vehicle:

Funding amount      $   7,000
Processing Fee      $     238
60 days interest    $     263
Audits two audits   $      20
                    $   7,521

The revenue of the one vehicle $520.80 would be multiplied by the expected average of 10 floorplanned vehicles per dealership totaling $5,208 per 60 days. Total annual revenue of 60 floorplanned vehicles would be $31,248.

The Company expects to have attracted a minimum of 25 dealerships upon completion of the first full year in operation. This results in an expected $781,200 in annual interest revenues.

The Companys cost of money for 25 dealerships at 8% based on $2,500,000 equaling $16,666 per month or $199,992 annually.
Processing fees and auditing will total $387,000 annually. Gross profit expected to be $397,368.

The Company will have a secondary financing option for the customers from dealers who are using the Company as the dealers floorplan financer. The Company intends to use the following model:
Dealer buys a vehicle for $3,000. Customer buys vehicle for 5,000.
Customer puts a $1,000 down paymentand qualifies for the Companys secondary financing program. The dealer keeps the down payment of 1,000.

The Company then buys the contract from dealer for $4,000 and advances50% of theprincipal funds $2,000.This clears the dealer out of the initial investment allowing dealer to replace inventory. The remaining $2,000 goes into a reserve account that will be explained further down. The customer is then responsible to repay the Company the contract amount of $4,000 plus29.9% interest at the contracted monthly increments ranging from six months to 24 months.


As the customer pays the monthly payment, the Company receives the interest and sends the remaining principal amount of the payment to the dealer.

In this case, a 24 month contract at 29.9% interest could be drawn up resulting in a $223.40 monthly payment from the customer to the Company. This results in payments from customer totaling
$5,361.60, Lincolns revenue being $1,361.60.

Once the customer has repaid the 50% $2,000 plus interest that the Company funded to the dealer, the monthly payment will start to decrease the reserve account in principal only increments until reserve is depleted. The principal is still sent to the dealer and the Company still keeps the interest.

In essence, the reserve account is a guarantee that the Company's investors face no foreseeable potential for loss being that the contracts are collateralized and covered by both customer and the bonded dealership. In the event of default, the dealer, not the individual, is responsible to repay the remaining contracted amount, meaning both the initial funded 50% and the reserve that had not yet been released plus interest and fees, to the Company immediately . The Company has zero responsibility to attempt to collect the lost vehicle or recapture the customers delinquent account.

Because of Management knowledge of industry trends, the Company believes each of the 25 dealerships, attracted within the first year, can process 10 secondary finance customers per month, totaling 120 per year.

Over two years, projected gross profit from each dealership would be $326,640. Projected gross revenues from 25 dealerships are approximated to be $8,166,000.

The approximate expenses for the 25 dealerships to cover the two year contracts are as follows:
Approximate capital required to fund 25 dealerships over a two year secondary financing agreement, based on previous listed projections is $3,000,000. Cost of money based on a 10% rate on $3,000,000 is $600,000 over the two year period. Estimated administrative expenses are $2,200,000. Miscellaneous expenses, to include a reserve account, are expected to be $975,000. Total expenses estimated to be $3,775,000, resulting in gross profit of $4,391,000.

The Companys strategy will allow it to rely on many small customers rather than on a few major customers.

MANAGEMENT

Identification of Directors:
Name Age  Position Held with Company
_______________________________________________________

Timothy L. Kuker    62   Director
Richard R. Cook     63   Director
Ronald S. Worl      43   Director
Steven G. Salmond   59   Director




Identification of Officers:

Name Age  Position Held with Company
_______________________________________________________

Timothy L. Kuker    62   President CEO
Richard R. Cook     63   Secretary
Ronald S. Worl      43   Vice President
Steven G. Salmond   59   Treasurer CFO

Officers of the Company serve at the will of the Board of Directors. Presently the Company has no employment contracts with any of its officers.

Brief biographies of the officers and directors of the Company are set forth below. Each director holds office until the next annual meeting or until his death, resignation, retirement, removal, disqualification or until a successor has been elected and qualified. Vacancies in the existing board are filled by a majority of the remaining directors.

Biographies: Timothy L. Kuker - Mr. Kuker has extensive experience in different aspects of the financial services industry as well as the automotive sales industry. Mr. Kuker is the founder of T&J Auto Sales, Franklin, NC, and owned and operated the business for over 20 years. He is also founder of the Underwriters Assurance Group, Inc. an Independent Property & Casualty Insurance Agency in Fort Wayne, IN. Mr. Kuker acted as an independent Florida licensed mortgage broker arranging financing for residential and commercial borrowers and worked closely with several mortgage lenders.

Richard R. Cook Mr. Cook is licensed to practice law in Florida, and is engaged in the practice of law. Mr. Cook has been a solo practitioner most of his legal career. Mr. Cooks law practice consists primarily of probate and securities work. He holds an A.B. degree in Psychology from Indiana University, Bloomington, Indiana. Mr. Cook holds a J.D. degree in Law from Indiana University, Bloomington, Indiana.

Ronald S. Worl- Mr. Worl has 22 years of business management experience. He has built three successful businesses from the ground up and is currently the General Manager for Franklin, N.C., leading used car lot. Mr. Worls experience has included managing various types of businesses resulting in a well-rounded and versatile management style. Currently he performs general management duties and supervises day-to-day operations for a million dollar per year auto sales business.

Steven G. Salmond- Mr. Salmond has consulted small businesses on accounting and related systems including setup of accounting systems, transfer of accounting records to a new system, and training of staff in the new system. He has also in the private sector of accounting performed accounts receivable, accounts payable, payroll, general journal adjustments and prepared financial statements for both publicly and privately held companies. He has managed personnel in accounting departments as well as work under the management of accounting to perform the work to be completed. Mr. Salmond has experience in oil and gas, timber harvesting, mining, real estate development, water purification equipment manufacture and service, computer software training, marketing, and health spas. Mr. Salmond was an audit partner in a small accounting practice. He audited oil and gas, mining, health spas, printing, fast food and startup companies. Most of the audits were for publicly traded companies with some filing with the U.S. Securities and Exchange Commission. He graduated with a B.S. Degree in Accounting in 1975 from Weber State University located in Ogden, Utah.

EXECUTIVE COMPENSATION

None of the officers or directors has received any Compensation or remuneration to date from the Company for serving in these positions, except for having stock issued to them, during the period ending with the effective date of this document.
Future salaries of the officers and directors will be set by the Board of Directors depending upon the financial condition of the Company, and may include bonuses, health insurance and other Compensation as the Board of Directors may award. Out-of-pocket expenses are defined as the monies expended on Behalf of the Company while engaged in Company Business such as travel expenses and items purchased for use by the Company.

PRINCIPAL SHAREHOLDERS:

_______________________________________________________________
Title of Class Name and Address    Amount and Nature   Percent
of Beneficial Owner of Beneficial Owner
_______________________________________________________________
Common stock   Kathleen A. Kuker 1    2,000,000 30.86%
     100 Silver Beach Avenue
     Daytona Beach, FL 32118

Common stock   Richard R. Cook     1,700,000 26.23%

     2253 River Ridge Road
     DeLand, FL 32720

Common stock   Ronald S. Worl 1  1,500,000 23.14%
     P.O. Box 561
     Franklin, NC 28744

Common stock   Steven G. Salmond   800,000   6.17%
     P.O. Box 128
     Weston, CO 81091

Common stock        Jerome D. Mitchell         412,500
5.86%
                    4082 Clocktower Dr.
                    Port Orange, FL  32129

Common stock   Jonathan Kuker 1  150,000   2.31%
     P.O. Box 1607
     Franklin, NC 28744

Common stock   Eric Kuker 1 50,000    0.77%
     319 Harbor Pointe Drive, Apt. 5
     Mt. Pleasant, SC 29464

1  See Certain Relationships and Related Party Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has not entered into any significant agreements other than the subscription agreements to sell its stock. Kathleen A. Kuker is the wife of Timothy L. Kuker. Timothy L. Kuker is the father of Jonathan Kuker and Eric Kuker. Ronald S. Worl is the father of Andrew Scott Worl and Michael Jacob Worl. Jennifer Taylor is the mother of Paige Lynette White. Donald Smith and Jennifer Taylor are employees of T&J Auto Sales

LEGAL PROCEEDINGS

The Company is not involved in any litigation.

RECENT SALES OF UNREGISTERED SECURITIES

The authorized equity of Lincoln Floorplanning Co., Inc. consists of 100 million Shares, $.001 par value per share, of which 5,900,000 shares are issued and outstanding to officers and directors for cash and services rendered from inception September 25, 2007 through December 31, 2007. During the year of 2008, 756,250 shares have been sold at $0.04 per share in units of 6,250 shares for a total of $30,175. The total shares issued and outstanding are 6,656,250.

Stockholder              Shares               Amount
Quantity  Date      Issued    Price             Paid

    1          1/31/2008   2,000,000  $ 0.001  $ 1,112.50*
    1          1/31/2008   1,700,000  $ 0.001  $     0.00**
    1          1/31/2008   1,500,000  $ 0.001  $ 1,112.50*
    1          1/31/2008     400,000  $ 0.001  $     0.00**
    1          1/31/2008      50,000  $ 0.001  $    50.00*
    1          2/11/2008     150,000  $ 0.001  $   150.00*
    1          2/22/2008      25,000  $ 0.040  $ 1,000.00
    1          2/28/2008      50,000  $ 0.001  $    50.00*
    1          2/29/2008       6,250  $ 0.040  $   250.00
    1          3/06/2008      25,000  $ 0.040  $ 1,000.00
    1          3/11/2008      12,500  $ 0.040  $   500.00
    1          3/12/2008      50,000  $ 0.001  $    50.00*
    1          4/10/2008       6,250  $ 0.040  $   250.00
    1          4/14/2008       6,250  $ 0.040  $   250.00
    1          4/16/2008       6,250  $ 0.040  $   250.00
    1          5/16/2008      12,500  $ 0.040  $   500.00
    1          5/16/2008      12,500  $ 0.040  $   500.00
    2          5/19/2008      25,000  $ 0.040  $ 1,000.00
    1          5/22/2008       6,250  $ 0.040  $   250.00
    1          5/23/2008       6,250  $ 0.040  $   250.00
    1          7/25/2008       6,250  $ 0.040  $   250.00
    1          8/01/2008      12,500  $ 0.040  $   500.00
    1          9/05/2008     400,000  $ 0.040  $16,000.00
    1          9/17/2008      12,500  $ 0.040  $   500.00
    1          10/8/2008       6,250  $ 0.040  $     0.00**
    1          10/22/2008      6,250  $ 0.040  $   250.00
    1          10/22/2008      6,250  $ 0.040  $   250.00
    1          10/23/2008     37,500  $ 0.040  $     0.00**
    1          10/23/2008     12,500  $ 0.040  $   500.00
    1          10/23/2008     12,500  $ 0.040  $   500.00
    1          10/23/2008     12,500  $ 0.040  $   500.00
    1          10/23/2008     12,500  $ 0.040  $   500.00
    1          10/24/2008     37,500  $ 0.040  $ 1,500.00
    1          10/24/2008      6,250  $ 0.040  $   250.00
    1          10/28/2008      6,250  $ 0.040  $   250.00
    1          10/28/2008      6,250  $ 0.040  $   250.00
    1          10/28/2008      6,250  $ 0.040  $   250.00
    1          10/28/2008      6,250  $ 0.040  $   250.00
    1          11/29/2008        12,500  $ 0.040  $   500.00
    1          11/29/2008        12,500  $ 0.040  $   500.00

    41               6,656,250            $32,275.00

* Insider Stock issued partially in return for services rendered.
** Insider stock issued for services rendered.


Such shares were issued pursuant to the exemption from registration contained in Section 42 of the Securities Act or under regulation
D rule 504. All of the purchasers were officers, directors or persons personally known to the officers or directors.

USE OF PROCEEDS

LINCOLN FLOORPLANNING COMPANY INC.
USE OF PROCEEDS FROM STOCK OFFERING

TOTAL CAPITAL RAISED                                2,000,000.00
        LESS COST OF CAPITAL                         200,000.00
NET CAPITAL FOR USE                                 1,800,000.00

PROJECTED USE OF CAPITAL
FLOORPLAN ADVANCE TO DEALERS                       1,000,000.00
SALARIES  OFFICER'S SALARIES  120,000.00
  ADMINISTRATIVE SALARIES      70,000.00
  SALES SALARIES AND EXPENSE  100,000.00
TOTAL SALARIES                             290,000.00
GENERAL AND ADMINISTRATIVE
  LEGAL AND ACCOUNTING         20,000.00
  INSURANCE                    12,000.00
  RENT                         12,000.00
  UTILITIES                    10,000.00
  MISC                          6,000.00
TOTAL GENERAL AND ADMINISTRATIVE            60,000.00
TOTAL EXPENSES                                      350,000.00
BALANCE REMAINING TO RESERVE ACCOUNT                 450,000.00

INDEMNIFICATION OF DIRECTORS AND OFFICERS

There is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such, other than:

ARTICLE V OF THE ARTICLES OF INCORPORATION, STATES

ARTICLE V.  LIABILITY OF DIRECTORS AND OFFICERS
The directors of this corporation are not personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. However, such limitation of liability does not eliminate or limit the liability of a director or officer for: a Acts or omissions which involve intentional misconduct, fraud or violation of the law or, b the payment of dividends in violation of NRS 78.30.

THE PERTINENT PART OF NEVADA REVISED STATUTES STATES

          NRS 78.7502    Discretionary and mandatory
indemnification of officers, directors, employees and agents:
General provisions.
1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to NRS 78.138; or

Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:
a. is not liable pursuant to NRS 78.138; or Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

Added to NRS by 1997, 694; A 2001, 3175
     NRS 78.751     Authorization required for discretionary
indemnification; advancement of
expenses; limitation on indemnification and advancement of expenses.
1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
a. By the stockholders;
b. By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
c. If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
d. If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.
3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:
a. Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
b. Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
Added to NRS by 1969, 118; A 1987, 83; 1993, 976; 1997, 706;
2001, 1377, 3199

SECURITIES AND EXCHANGE COMMISSION INDEMNIFICATION DISCLOSURE

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company is baring the costs of issuance and distribution of the shares being sold in this registration statement. The Company estimates the costs for the transfer agent to range between
$2,000 and $3,000. In Managements opinion, no other expenses are estimated to be incurred.

















[Intentionally left blank]










REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and StockholdersLincoln Floorplanning
Co., Inc.

     We have audited the accompanying balance sheet of Lincoln Floorplanning Co., Inc. a development stage company as of December 31, 2007, and the related statements of operations, stockholders equity, and cash flows for the period from inception, September 25, 2007, through December 31, 2007. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board United States and in accordance with the auditing standards of the Public Company Accounting Oversight Board United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companys internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Floorplanning Co., Inc. as of December 31, 2007, and the results of its operations and its cash flows for the period from inception, September 25, 2007, through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company is in the development stage and has no established source of revenue. These conditions raise substantial doubt about its ability to continue as a going concern. Managements plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP

Winter Park, FL
October 30, 2008

                Lincoln Floorplanning Co., Inc.
                 [A Development Stage Company]
                         Balance Sheets
            September 30, 2008 and December 31, 2007

                                            2008      2007
ASSETS                                                [Unaudited]
Current Assets
Cash in Bank                              $ 5,728    $1,473
Notes Receivable - Related Party            4,794       -
Interest Receivable - Related Party           578       -
Prepaid Expenses - Related Party            8,000       -
    Total Current Assets                   19,100     1,473
    Other Assets                              -         -
TOTAL ASSETS                              $19,100    $1,473


LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable                          $    17    $  -
Note Payable - Related Party                4,300       -
    Total Current Liabilities               4,317       -
    Stockholders' Equity:
    Common Stock @ $.001 Par Value, 100,000,000
    Authorized, 6,481,250 and 6,300,000
    issued at 2008 and 2007, respectively   6,481     6,300
      Additional Paid-in Capital           19,569       -
      Subscription Receivable              (1,275)   (4,075)
      Accumulated Losses during
        Development Stage                  (9,992)    ( 752)
    Total Equity                           14,783     1,473
TOTAL LIABILITIES & STOCKHOLDERS EQUITY    $19,100   $1,473



See accompanying notes to financial statements.








               Lincoln Floorplanning Co., Inc.
                [A Development Stage Company]
                  Statements of Operations
 From Inception [September 25, 2007] through September 30, 2008
                           Nine Months From Inception
                                 Ended        through
                            09/30/2008     12/31/2007  09/30/2008
Income                      [Unaudited]               [Unaudited]
  Interest Income, including $578 from
  a Related Party             $    793      $   -      $   793
  Services Income, including $90 from
  a Related Party                  582          -          582
Total Income                     1,375          -        1,375
Expense
  Automobile Expense                53          -           53
  Business Licenses and Permits  1,178          -        1,178
  Interest Expense                  82          -           82
  Meals and Entertainment          169          -          169
  Office Supplies                  193          114        307
  Postage and Delivery             417           13        430
  Printing and Reproduction        526          -          526
  Professional Fees, including
  $2,550 to Related Parties      7,550          625      8,175
  Rent Expense- Related Party      350          -          350
  Travel Expense                    97          -           97
Total Expense                   10,615          752     11,367
Net Income (Loss)             $ (9,240)     $  (752)  $ (9,992)


Income (Loss) Per Share:
  Weighted Average Shares
      Outstanding            6,369,414    1,047,680  5,038,981
        Loss Per Share        $  (0.00)     $ (0.00)  $  (0.00)



See accompanying notes to financial statements.








                                             Lincoln
Floorplanning Co., Inc.
                                            [A Development Stage
Company]
                                         Statement of
Stockholders' Equity
                          From Inception [September 25, 2007]
through September 30, 2008
                                         Date      Shares Issued/
  Par       Additional     Common Accumulated   Total
                                                    to be Issued
Value          Paid-in      Stock     Deficit  Stock-

               Capital Subscribed      During Holders

                       Receivable      Equity

                                  Development

                                        Stage
Beginning Balances, September 25, 2007
  -     $     -   $  -     $   -   $    -    $    -
  Shares subscribed for cash at $0.001 per share by 2 insiders
   September-2007 through December-2007
2,225,000    2,225     -         -        -      2,225
  Shares subscribed for cash and/or services from insiders
4,075,000    4,075     -     (4,075)      -         -
Net loss for period
    -        -       -         -      (752)     (752)
Ending Balances, December 31, 2007 [Audited]
6,300,000    6,300     -     (4,075)    (752)
1,473
  Shares subscribed for cash at $0.001 per share by 3 insiders
February-2008 through March-2008
    -        -       -        250       -        250
  Shares subscribed for services from 3 insiders January-2008
    -        -       -      2,550       -      2,550
  Shares subscribed for cash at $0.040 by 2 persons February-2008
 31,250       31    1,219      -        -      1,250
  Shares subscribed for cash at $0.040 by 2 persons March-2008
 37,500       38    1,462      -        -      1,500
  Shares subscribed for cash at $0.040 by 3 persons April-2008
 18,750       19      731      -        -        750
  Shares subscribed for cash at $0.040 by 5 persons May-2008
 50,000       50    1,950      -        -      2,000
  Shares subscribed for cash at $0.040 by 1 person  July-2008
  6,250        6      244      -        -        250
  Shares subscribed for cash at $0.040 by 1 person  August-2008
 12,500       12      488      -        -        500
  Shares subscribed for cash at $0.040 by 5 persons
September-2008  25,000       25      975      -        -
1,000
  Purchase of 1 insider's shares for cash September-2008
(400,000)    (400)  (3,100)     -        -     (3,500)
Sale of treasury shares for cash to 1 person  September-2008
400,000      400   15,600      -        -     16,000
Net loss for nine months ended September 30, 2008
    -         -      -         -    (9,240)   (9,240)
Ending Balances, September 30, 2008 [Unaudited]
6,481,250  $ 6,481  $19,569  $(1,275)$(9,992) $ 14,783

                Lincoln Floorplanning Co., Inc.
                [A Development Stage Company]
                    Statements of Cash Flow
 From Inception [September 25, 2007] through September 30, 2008
                           Nine Months  From Inception
                                 Ended         through
                            09/30/2008      12/31/2007 09/30/2008
OPERATING ACTIVITIES        [Unaudited]                Unaudited]
  Net Income (Loss)          $  (9,240)     $   (752) $  (9,992)
  Adjustments to reconcile Net Income (Loss)
  to net cash used by operations:
   Stock Subscription in exchange for services
                                 2,550             -      2,550
   Notes Receivable             (4,794)            -     (4,794)
   Interest Receivable            (578)            -       (578)
   Prepaid Expenses             (8,000)            -     (8,000)
   Accounts Payable                 17             -         17
Net cash used by Operating
        Activities             (20,045)         (752)   (20,797)
FINANCING ACTIVITIES
   Proceeds from Notes Payable  12,400             -     12,400
   Payments on Notes Payable    (8,100)            -     (8,100)
   Common Stock                 19,750         6,300     26,050
   Subscription Receivable         250        (4,075)   ( 3,825)
   Net cash provided by Financing
    Activities                  24,300         2,225     26,525
    Net cash increase for period 4,255         1,473      5,728
    Cash at beginning of period  1,473             -        -
 Cash at end of period        $  5,728      $  1,473    $ 5,728


 See accompanying notes to financial statements.


 LINCOLN FLOORPLANNING CO., INC.
 [A Development Stage Company]
 Notes to Financial Statements
 September 30, 2008 [Unaudited] and December 31, 2007

NOTE 1 - ORGANIZATION

Organization and Line of Business:

Lincoln Floorplanning Co., Inc. the "Company" is currently a developmental stage company under the provisions of Statement of Financial Accounting Standards "SFAS" No. 7 and was incorporated under the laws of the State of Nevada on September 25, 2007. The Companys purpose is to raise capital that is intended to be used in connection with its business plans which may include a possible merger, acquisition or other business combination with an operating business.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation/Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

Management intends to raise financing through private equity financing or other means and interests that it deems necessary. Management is currently in the process of test floor planning for small used automobile dealers to be expanded as Management deems to be appropriate.







LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES Continued

Loans, Interest Income and Allowance for Loan Losses

The Company will originate floor plan financing loans for used vehicle dealerships. Floor plan loans receivable will collateralized by used vehicle inventory. The Company also plans to originate consumer vehicle loans ranging from six to 24 months to customers of the used vehicle dealerships which will be secured by vehicles.

Fees received and direct costs incurred for the origination of the loans will be deferred and amortized to income over the life of the loans. Unamortized amounts will be recognized into income at the time loans are renewed or paid in full.

Loans will be carried at the gross amount outstanding, reduced by unearned interest, net deferred origination fees and direct costs, and an allowance for loan losses. Interest on floor plan loans will be recognized as earned under the accrual method and interest on consumer loans will be calculated and recognized using methods such as Rule of 78s and the collection method which will not differ materially from the interest method, which is an accrual method for recognizing revenue. Charges for late payments will be credited to income when collected.

The Company will maintain an allowance for loan losses in an amount that is adequate to cover losses inherent in the portfolio. The Company will charge against current earnings as a provision for loan losses, amounts added to the allowance to maintain it at levels expected to cover probable losses of principal. When establishing the allowance for loan losses, the Company will take into consideration the growth of the loan portfolio, the mix of the loan portfolio, current levels of charge-offs, current levels of delinquencies, and current economic factors.

The Company will take steps to repossess a vehicle when the customer becomes delinquent in his or her payment and collection of future payments is not probable. The fair value of the reposed vehicle will be charged as a reduction of the gross loan receivable.



LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES Continued

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles require Management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments:

The estimated fair values of all financial instruments, none of which are held for trading purposes, approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. The Company has approximately $10,000 in net operating losses as of September
30, 2008, and a valuation allowance equal to the tax benefit of the accumulated net operating losses has been established since it is uncertain that future taxable income will be realized during the applicable carry-forward periods.






LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES Continued

Basic and Diluted Income/Loss Per Share:

In accordance with SFAS No. 128, "Earnings Per Share," the basic income/loss per common share is computed by dividing net income/loss available to common stockholders by the weighted average number of common shares outstanding. Diluted income per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The loss per share amounts and related shares outstanding for both the basic and diluted are approximately the same therefore only one set calculations are presented. The Company had no stock options, warrants, or any other potentially dilutive instruments at September 30, 2008 or December 31, 2007.

Revenue Recognition:

Revenue is recognized in accordance with SEC Staff Accounting
Bulletin No. 101, Revenue Recognition in Financial Statements.

Impairment of Long-lived and Intangible Assets:

The Company will make reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable when these asset types are acquired. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company to date.

Cash:

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.






LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES Continued

Concentration of Credit Risk:

The Companys financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the periods presented, the Company did not maintain cash deposits at financial institutions in excess of the $100,000 subsequently increased to $250,000 limit covered by the Federal Deposit Insurance Corporation.

Stock-Based Compensation:

The Company accounts for stock issued to employees, officers, and directors in accordance with SFAS No. 123R, Accounting for Stock-Based Compensation beginning with the Companys first quarter of 1996, which generally requires all stock-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Comprehensive Income Loss:

SFAS No. 130, Reporting Comprehensive Income, establishes guidelines for all items are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net income loss and comprehensive net income loss as defined in the statement.















LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES Continued

Recent Accounting Pronouncements:

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: a how and why an entity uses derivative instruments; b how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and c how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact of SFAS No. 161 on its financial statements, and the adoption of this statement is not expected to have a material effect on the Company's financial statements.









LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES Continued


In December 2007, the FASB issued SFAS No. 141 revised 2007, "Business Combinations". This statement replaces SFAS No. 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141 revised 2007 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair values as of that date. SFAS 141 revised 2007 also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements Liabilities -an Amendment of ARB No. 51". This statement amends ARB 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS
No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The adoption of this statement had no effect on the Company's financial statements.
LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 3 - STOCKHOLDERS EQUITY

The Company has issued 5,025,000 shares of its common stock as founder shares, for a total consideration of $5,025 with commitment to sell 1,275,000 additional shares at $0.001 per share for $1,275. The total consideration of $5,025 received through September 30, 2008, included services valued at $2,550.

The Company has issued an offering memorandum for 1,250,000 shares of authorized unissued stock through December 31, 2008 under Rule 504 of the United States Securities Commissions rules and regulations to be sold at $0.040 per share in blocks of 200 units consisting of 6,250 shares per unit. The Company has sold to outsiders 181,250 shares at $0.040 per share totaling $7,250. Subsequent to September 30, 2008, the Company has sold an additional 175,000 shares at $0.040 per share totaling $7,000 in cash $5,250 and services received $1,750.

NOTE 4 B FILING WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

The Company is currently in the process of filing with the U.S. Securities and Exchange Commission two forms to become public and sell shares to the public. The Company is filing a Form 10 under the Securities and Exchange Act of 1934 to start reporting its operations. In conjunction with the Form 10, the Company is filing an S-1 under the Securities and Exchange Act of 1933 to sell its shares to the public. The plan is for the Company to sell 4,000,000 authorized yet unissued shares of stock and existing shareholders to sell 1,065,000 shares of stock totaling 5,065,000 shares sold to the public at $0.50 per share. The costs for this offering are estimated to be less than $1,000.














                 LINCOLN FLOORPLANNING CO., INC.
[A Development Stage Company]
Notes to Financial Statements
September 30, 2008 [Unaudited] and December 31, 2007

NOTE 5  RELATED PARTY TRANSACTIONS

The Company has a customer, a used car dealership, which is owned and operated by two officers. This customer has been used to test the operation of the products being offered by the Company. During 2008, the Company loaned a total of $6,300 to this related party of which $4,794 is outstanding at September 30, 2008 and earned $668 of revenue from services provided through September 30, 2008. The outstanding balance is due within 120 days, bears interest at 2% per month and is collateralized by vehicles.

Related party note payable totaling $4,300 at September 30, 2008 is non-interest bearing and due upon demand.

Two officers of the Company have provided professional services for legal and accounting in the amount of $2,550. Also, an officer sold 400,000 shares of stock to the Company for $3,500, which the Company sold to an existing shareholder for $16,000. This shareholder has been hired to be corporate counsel and received a retainer deposit of $8,000 as prepayment for services. The Company also sublets office space from this stockholder on a month-to-month basis and as of September 30, 2008 has paid $350 in rent.






                  [Intentionally left blank]
















                        AMENDED AND RESTATED       Exhibit-3.i
                  ARTICLES OF INCORPORATION
                             OF
                  LINCOLN FLOORPLANNING CO., INC.

                       ARTICLE I.  NAME

The name of the corporation shall be LINCOLN FLOORPLANNING
CO., INC.

                       ARTICLE II.  NATURE OF BUSINESS
This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United
States, the State of Nevada or any other state, country, territory, or nation.

                         ARTICLE III.  CAPITAL STOCK
The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 100 million shares of common stock having a par value of .001 per share.

                      ARTICLE IV.  TERM OF EXISTENCE
This corporation is to exist perpetually.

               ARTICLE V. LIABILITY OF DIRECTORS AND OFFICERS The directors of this corporation are not personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. However, such limitation of liability does not eliminate or limit the liability of a director or officer for: a. Acts or omissions which involve intentional misconduct, fraud or violation of the law or,
b.   the payment of dividends in violation of NRS 78.30.


















                                             Exhibit-3.ii

           BYLAWS OF LINCOLN FLOORPLANNING CO., INC.
              ARTICLE I  MEETINGS OF SHAREHOLDERS

Section 1 Annual Meeting. The annual shareholder meeting of this corporation shall be held on the second Saturday of January of each year or at such other time and place designated by the Board of Directors of the corporation provided that if said day falls on a legal holiday, then the meeting will be held on the first business day thereafter. Business transacted at said meeting will include the election of directors of the corporation.

Section 2   Special Meetings.   Special meetings of the
shareholders will be held when directed by the President, Board of Directors, or the holders of not less than 10 percent of all of the shares entitled to vote at the meeting. A meeting requested by shareholders of the corporation will be called for a date not less than 10 nor more than 60 days after the request is made, unless the shareholders requesting the meeting designate a later date. The call for the meeting will be issued by the Secretary, unless the President, Board of Directors, or shareholders requesting the meeting will designate another person to do so.

Section 3   Place.   Meetings of shareholders will be held
at the principal place of business of the corporation or at such other place as is designated by the Board of Directors.

Section 4 Notice. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purposes for which said special meeting is called, will be delivered not less than 10 nor more than 60 days before the meeting, either personally or by first class mail, by or at the direction of the President, the Secretary or the officer or persons calling the meeting to each shareholder of record entitled to vote at such meeting. If mailed, such notice will be deemed to be delivered when deposited in the United States mail and addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

Section 5   Notice of Adjourned Meeting.   When a meeting is
adjourned to another time or place, it will not be necessary to give any notice of the adjourned meeting provided that the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At such an adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If, however, after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given on the new record date as provided in this Article to each shareholder of record entitled to vote at such meeting.

Section 6   Shareholder Quorum and Voting.   Fifty-one 51
percent of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders. If a quorum , as herein defined, is present, the affirmative vote of 51% of the shares represented at the meeting and entitled to vote on the subject matter thereof will be the act of the shareholders unless otherwise provided by law.

Section 7   Voting of Shares.   Each outstanding share will
be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Section 8   Proxies.   A shareholder may vote either in
person or by proxy provided that any and all proxies are executed in writing by the shareholder or his duly authorized attorney-in-fact. No proxy will be valid after the duration of eleven 11 months from the date thereof unless otherwise provided in the proxy.

Section 9   Action by Shareholders Without a Meeting.   Any
action required or permitted by law, these bylaws, or the Articles of Incorporation of this corporation to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, provided that a written consent is filed setting forth the action so taken, and signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, as provided by law.

ARTICLE II   DIRECTORS

Section 1   Function.   All corporate powers, business, and
affairs will be exercised, managed and directed under the authority of the Board of Directors.

Section 2 The directors may or may not be shareholders of this corporation.

Section 3   Compensation of Directors.   Stockholders will
have the authority to fix the compensation for directors of this corporation.

Section 4   Presumption of Assent.   A director of the
corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken will be presumed to have assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Section 5   Number.   This corporation will not have less
than one nor more than eleven directors.

Section 6   Election and Term.   Each person named in the
Articles of Incorporation as a member of the initial Board of Directors will hold office until his successor will have been qualified and elected at the first annual meeting of shareholders, or until said director's earlier resignation, removal from office or death. Except that the Incorporator may name the initial Board of Directors.
At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders will elect directors to hold office until the next annual meeting. Each director will hold office for a term for which he is elected until his successor will have been qualified and elected, his prior resignation, his removal from office or his death.

Section 7   Vacancies.   Any vacancy occurring in the Board
of Directors will be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy will hold office only until the next election of directors by the shareholders.

Section 8   Removal of Directors.   At a meeting of
shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of sixty 60 percent of the shares then entitled to vote at an election of directors.

Section 9   Quorum and Voting.   Fifty-one 51 percent of
the number of directors fixed by these bylaws shall constitute a quorum for the transaction of business. The act of fifty-one
51 percent of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors.

Section 10   Executive and Other Committees.   A resolution
adopted by sixty six and two thirds 66 2/3 percent of the Board of Directors, may designate from among its members an executive committee and/or other committees which will have and may exercise all the authority of the Board of Directors to the extent provided in such resolution, except as is provided by law.

Section 11   Place of Meeting.   Special or regular meetings
of the Board of Directors will be held at the Administrative Offices of the Company, or at such other location as may be mutually acceptable to the members attending the meeting.

Section 12   Notice, Time and Call of Meetings.   Regular
meetings of the Board of Directors will be held without notice immediately upon adjournment of the annual meeting. Written notice of the time and place of special meetings of the Board of Directors will be given to each director by either personal delivery, telegram or cablegram at least fifteen 15 days before the meeting or by notice mailed to the director at least fifteen 15 days prior to the meeting.

Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting will constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Neither the business to be transacted nor the purpose of regular or special meetings of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting will be given to the directors who were not present at the time of the adjournment.

Meetings of the Board of Directors may be called by the chairman of the board, the president of the corporation or any two directors.

Members of the Board of Directors may participate in a meeting of such board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 13   Action Without a Meeting.   Any action required
to be taken at a meeting of the Board of Directors, or any action which may be taken at a meeting of the Board of Directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all of the directors, or all of the members of the committee, as the case may be, is filed in the minutes of the proceedings of the board or of the committee. Such consent will have the same effect as a unanimous vote.

ARTICLE III  OFFICERS

Section 1   Officers.   The officers of this corporation
will consist of a president, a vice president, a secretary and a treasurer, each of whom will be elected by a majority vote of the Board of Directors. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by a majority vote of the Board of Directors from time to time. Any two or more officers may be held by the same person.

Section 2   Duties.   The officers of this corporation will
have the following duties:
The President will be the chief executive officer of the corporation, who generally and actively manages the business and affairs of the corporation subject to the directions of the Board of Directors. He will preside at all meetings of the shareholders and Board of Directors.
The Vice President will in the event of the absence or inability of the President to exercise his office become acting president of the organization with all of the rights, privileges and powers as if he had been duly elected president.
The Secretary will have custody of, and maintain all of the corporate records except the financial records. Furthermore, he will record the minutes of all meetings of the shareholders and Board of Directors, send all notices of meetings and perform such other duties as may be prescribed by the Board of Directors or the President.
The Treasurer shall retain custody of all corporate funds and financial records, maintain full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of shareholders and whenever else required by the Board of Directors or the President, and perform such other duties as may be prescribed by the Board of Directors or the President.

Section 3   Removal of Officers.   An officer or agent
elected or appointed by a majority vote of the Board of Directors may be removed by a majority vote of the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby. Any vacancy in any office may be filled by the Board of Directors.
ARTICLE IV  STOCK CERTIFICATES

Section 1   Issuance.   Every holder of shares in this
corporation will be entitled to have a certificate representing all shares to which he is holder. No certificate representing shares will be issued until such shares is/are fully paid.

Section 2   Form.   Certificates representing shares in
this corporation will be signed by the President or Vice
President and the Secretary or an Assistant Secretary and will be sealed with the seal of this corporation.

Section 3   Transfer of Stock.   The corporation will
register a stock certificate presented for transfer if the certificate is properly endorsed by the holder of record or by his duly authorized agent.

Section 4 Lost, Stolen, or Destroyed Certificates. If the shareholder will claim to have lost or destroyed a stock certificate representing shares issued and recorded by the corporation, a new certificate will be issued upon said shareholder presenting an affidavit claiming the certificate to be lost, stolen or destroyed. At the discretion of the Board of Directors, said shareholder will deposit a bond or other indemnity in such amount and with such sureties, if any, as the board may require.

ARTICLE V  BOOKS AND RECORDS

Section 1   Books and Records.   This corporation will keep
accurate and complete books, records of account, and minutes of the proceedings of all meetings of shareholders, Board of Directors, committees of directors and official correspondence. This corporation will keep, at its registered office and at the office of its attorneys a record of all shareholders indicating the name, address, shareholder identification numbers and number of shares held by each registered shareholder.
Any books, records and minutes may be in written form or in any other form capable of being converted into written form.

Section 2   Shareholders Inspection Rights.   Any person who
has been or presently is a holder of record of shares or of voting trust certificates, at least six months immediately preceding his demand to examine Company records may, upon written demand stating the purpose thereof, have the right to examine and to make extracts in person or by agent or attorney, at any reasonable times, for any proper purpose, the corporation's relevant books, records of accounts, minutes and records of shareholders.

Section 3   Financial Information.   Not later than four
months after the close of each fiscal year, this corporation will prepare a balance sheet showing the financial condition of the corporation at the close of the fiscal year, and a profit and loss statement showing the results of the operations of the corporation during the fiscal year.
Upon written request of any shareholder or holder of voting trust certificates for shares, the corporation will mail to that shareholder or holder of voting trust certificates a copy of the most recent balance sheet and profit and loss statement.
The balance sheet and profit and loss statement will be filed in the registered office of the corporation in this state, will be kept for at least five years, and will be subject to inspection during business hours by any shareholder or holder of voting trust certificates, in person or by agent.

ARTICLE VI  DIVIDENDS

The Board of Directors of this corporation may, from time to time, declare dividends on its shares in cash, property or its own shares, except when the corporation is insolvent or when the payment thereof would render the corporation insolvent, subject to the provisions of the Nevada Statutes.

ARTICLE VII CORPORATE SEAL

The Board of Directors will provide a corporate seal which will be in circular form embossing in nature and stating
"Corporate Seal", "Nevada", year of incorporation and the name of said corporation.

ARTICLE VIII  AMENDMENT

These bylaws may be altered, amended or repealed; and altered, amended or new bylaws may be adopted by a sixty six and two thirds 66 2/3 percent of the stockholders at a meeting at which at least fifty-one 51 percent of the stockholders are present.

January 31, 2008

By:  /s/ Richard R. Cook
     Richard R. Cook
     Corporate Secretary



                                                      Exhibit 5

RICHARD R. COOK
cookrr@cfl.rr.com    Attorney at Law         386 734 1116
2253 River Ridge Road
DeLand, FL 32720


Lincoln Floorplanning Co., Inc.
1326 South Ridgewood Avenue, Suite 8B
Daytona Beach, FL 32114

Re: Registration Statement on Form S1

Ladies and Gentlemen:

I have acted as counsel to LINCOLN FLOORPLANNING CO., INC. the "Company" in connection with the abovereferenced Registration Statement on Form S1 the "Registration
Statement" filed with the United States Securities and Exchange Commission the "SEC" as of the date of this opinion under the Securities Act of 1933, as amended the "Act", relating to the proposed public offering of up to 1,065,000 shares the "Stockholder Shares": along with up to 4,000,000 shares of authorized but unissued shares of common stock, par value $.001 per share of the Company the "Common Stock", all of which shares may be sold by the selling stockholders and by the Company as set forth in the preliminary prospectus which forms a part of the Registration Statement the "Prospectus".

In connection with rendering this opinion, I have examined the Company's Amended and
Restated Articles of Incorporation as amended to date and the Bylaws; such records of the corporate proceedings of the Company as I have deemed material; the Registration Statement relating to the Offering and the Prospectus; and such other certificates, receipts, records, and documents as I have considered necessary for the purposes of this opinion.

In my examination, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, the genuineness of all signatures on documents reviewed by me and the legal capacity of natural persons.

Based upon the foregoing I am of the opinion that the shares are, and when sold will remain, legally issued, fully paid and nonassessable shares of common stock of the Company.
I hereby consent to the reference to my name under the caption "Legal Matters" or Experts in the Registration Statement and amendments and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

                                             Sincerely,

                                             /s/Richard R. Cook

                                             Richard R. Cook
                                             Florida Bar # 254134





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                                                  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 30, 2008 with respect to the financial statements of Lincoln Floorplanning Co., Inc for the period from inception, September 25, 2007, through December 31, 2007 included herein and to the reference to our firm under the heading of Experts in the registration statement.

/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP

Winter Park, Florida
December 5, 2008












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SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on the day of December 5, 2008.



LINCOLN FLOORPLANNING CO., INC.


By:



Timothy L. Kuker,


Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name

Position

Date















Timothy L. Kuker

Chairman of the Board and Chief Executive Officer

12/05/2008















Steven G. Salmond

Chief Financial Officer

12/05/2008















Ronald S. Worl

Director

12/05/2008















Richard R. Cook

Director

12/05/2008



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